EXHIBIT 99.1

PGTI Reports Fourth Quarter and Fiscal Year 2022 Results,

Provides First Quarter 2023 Guidance

VENICE, Fla., February 22, 2023 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products, garage doors, and products designed to unify indoor/outdoor living spaces, today announced financial results for its fourth quarter and fiscal year ended December 31, 2022.

Financial Highlights for Fourth Quarter 2022

(All results reflect comparison to prior-year period; Cash on hand is compared to prior-year end)

•
Net sales totaled $341 million, an increase of 12 percent (includes organic growth of 5 percent).
•
Net income was $8 million, a decrease of 54 percent.
•
Adjusted net income* was $16 million, a decrease of 14 percent.
•
Adjusted EBITDA* was $48 million, on par with last year.
•
Net income per common share attributable to common shareholders, diluted, was $0.18, a decrease of 25 percent.
•
Adjusted net income per diluted share* was $0.27, a decrease of 13 percent.
•
Total liquidity at the end of the fourth quarter was $235 million, including cash of $67 million and revolver availability of $168 million.

Financial Highlights for Fiscal Year 2022

(All results reflect comparison to prior-year period)

•
Net sales totaled $1.49 billion, an increase of 28 percent (includes organic growth of 16 percent).
•
Net income was $98 million, an increase of 180 percent.
•
Adjusted net income* was $116 million, an increase of 88 percent
•
Adjusted EBITDA* was $254 million, an increase of 50 percent.
•
Net income per common share attributable to common shareholders, diluted, was $1.64, an increase of 264 percent.
•
Adjusted net income per diluted share* was $1.92, an increase of 86 percent.
•
Cash flow from operations was $196 million, an increase of 208 percent.

First Quarter 2023 Guidance

•
Net sales in the range of $370 million to $390 million.
•
Adjusted EBITDA* in the range of $60 million to $64 million.

* Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA are non-GAAP measures. Please see “Use of Non-GAAP Financial Measures” below for more information.

"We finished our fiscal year with another strong quarter. Our fourth quarter financial results, with year-over-year net sales growth of 12 percent, showed recovery from impacts of Hurricane Ian and the ransomware incident, and was driven by continued operational improvement across our portfolio of brands. We were able to offset new construction demand weakness from macro-economic headwinds, including higher inflation and interest rates through solid execution across the enterprise.” said Jeff Jackson, President and Chief Executive Officer.

"Organic sales growth in the fourth quarter was 5 percent year-over-year, with our Western region growing 15 percent, and our Southeast region growing 2 percent. Our fourth quarter revenues were impacted by approximately $15 million due to the effects of Hurricane Ian and the ransomware incident. The suddenness of the two events impacted our ability to expand gross margin during the quarter, and we realized a year over year flat gross margin. In spite of the challenges during the fourth quarter, our team showed resilience and ended the quarter with some of the strongest performances for the year across our core businesses," added Jackson.

“We completed our acquisition of Martin Door during the fourth quarter, as noted on our third quarter call. We are making progress in integrating Martin across our dealer, distributor and direct-to-consumer channels and look forward to its contributions in the coming year,” added Jackson.

"Over the past five years, we have expanded our geographic footprint and product lines to meet consumer demand with our acquisitions of Western Window Systems, New South, Eco, Anlin, and Martin. We believe our national footprint and depth of product offering provide a strong basis for future profitable growth. Going forward, we will be looking to maximize shareholder value through the return of capital with our recently announced share repurchase program. Our primary priority will continue to invest in our enterprise through high-return capital projects,” concluded Jackson.

“In the fourth quarter of 2022, we generated $44 million of operating cash flow, ending the fiscal year with a cash balance $67 million,” said John Kunz, Senior Vice President and Chief Financial Officer. “For the full year, we generated over $151 million in free cash flow, a great source to fund our capital priorities,” added Kunz.

"The strong 28 percent full-year sales growth for 2022 was driven by operational improvements and the impact of price increases, offsetting a reduction in unit demand and backlog. Our organic backlog declined $126 million during the year. With the uncertainty in macro-economic conditions, higher interest rates and an inflationary environment, we are issuing first quarter 2023 guidance for net sales in the range of $370 million to $390 million, and Adjusted EBITDA in the range of $60 million to $64 million," concluded Kunz.

($ in millions)	Q1 2023 Guidance* (as of 02/22/2023)
Net sales	$370	$390
Adj. EBITDA**	$60	$64
* Q1 2023 guidance includes Eco at 100% contribution. ** Adjusted EBITDA is a non-GAAP measure. Please see "Use of Non-GAAP Measures" below.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on February 22, 2023, through approximately 12:30 p.m. on March 1, 2023. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 3471776. Other international replay dial-in numbers can be obtained at: https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=6voKyZcY

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, NewSouth Window Solutions, Martin Door, and a 75 percent ownership stake in Eco Window Systems®. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit https://pgtinnovations.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "assume," "believe," "could," "estimate," "expect," "guidance," "intend," "many," "positioned," "potential," "project," "think," "should," "target," "will," "would" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our acquisition of Martin Door Holdings, Inc. ("Martin"); our national footprint and depth of product offering providing a strong basis for growth; our share-repurchase program; and our net sales and Adjusted EBITDA guidance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
the impact of the COVID-19 pandemic (the "COVID-19 pandemic" or "Pandemic") and related measures taken by governmental or regulatory authorities to combat the Pandemic, including the impact of the Pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;
•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;
•
changes in raw material prices, especially for aluminum, glass, vinyl, and steel, including, price increases due to the implementation of tariffs and other trade-related restrictions, Pandemic-related supply chain interruptions, or interruptions from the conflict in Ukraine;
•
our dependence on a limited number of suppliers for certain of our key materials;
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our dependence on our impact-resistant product lines, which increased with the acquisition of Eco Enterprises, LLC ("Eco"), and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•
the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our recent acquisitions, including our acquisitions of Martin and Anlin Windows & Doors ("Anlin");
•
our level of indebtedness, which increased in connection with our recent acquisitions, including our acquisitions of Martin and Anlin;
•
increases in credit losses from obligations owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such obligations from such customers;
•
the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of Martin and Anlin may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;
•
increases in transportation costs, including increases in fuel prices;
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our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our acquisition of Eco;
•
sales fluctuations to and changes in our relationships with key customers;
•
federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
•
product liability and warranty claims brought against us;
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in addition to our acquisitions of Martin and Anlin, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected when we acquired it; and
•
the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K/A for the year ended January 1, 2022, and our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. However, these measures do not provide a complete picture of our operations. Management also believes these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results, and for internal planning and forecasting purposes.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of Adjusted net income and Adjusted net income per share, and Adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, and Adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

We are not able to provide a reconciliation of projected Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations: Media Relations:

John Kunz, 941-480-1600 Stephanie Cz, 941-480-1600

Senior Vice President and CFO Corporate Communications Manager

JKunz@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31,	Jan. 1,	Dec. 31,	Jan. 1,
	2022	2022	2022	2022

Net sales	$340,934	$304,441	$1,491,954	$1,161,464
Cost of sales	219,790	196,116	921,285	757,965
Gross profit	121,144	108,325	570,669	403,499
Selling, general and administrative expenses	95,100	78,937	402,886	303,043
Impairment of trade name	7,423	—	7,423	—
Income from operations	18,621	29,388	160,360	100,456
Interest expense, net	7,755	7,061	28,879	30,029
Debt extinguishment costs	410	—	410	25,472
Income before income taxes	10,456	22,327	131,071	44,955
Income tax expense	2,756	5,499	32,666	9,759
Net income	7,700	16,828	98,405	35,196
Less: Net income attributable to redeemable non-controlling interest	(189)	(662)	(1,523)	(2,318)
Net income attributable to the Company	$7,511	$16,166	$96,882	$32,878

Calculation of net income per common share attributable to PGT Innovations, Inc. common shareholders:
Net income attributable to the Company	$7,511	$16,166	$96,882	$32,878
Change in redemption value of redeemable non-controlling interest	3,514	(1,553)	2,000	(6,081)
Net income attributable to PGT Innovations, Inc. common shareholders	$11,025	$14,613	$98,882	$26,797

Net income per common share attributable to PGT Innovations, Inc. common shareholders:
Basic	$0.18	$0.24	$1.65	$0.45
Diluted	$0.18	$0.24	$1.64	$0.45

Weighted average number of common shares outstanding:
Basic	59,980	59,646	59,926	59,518
Diluted	60,441	60,172	60,319	60,058

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	December 31,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$66,548	$96,146
Accounts receivable, net	160,107	141,221
Inventories	112,672	91,440
Contract assets, net	47,919	55,239
Prepaid expenses and other current assets	28,295	37,712
Total current assets	415,541	421,758
Property, plant and equipment, net	208,354	185,266
Operating lease right-of-use asset, net	104,121	91,162
Intangible assets, net	447,052	394,525
Goodwill	460,415	364,598
Other assets, net	4,766	3,301
Total assets	$1,640,249	$1,460,610

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST,
AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$168,961	$122,681
Current portion of operating lease liability	16,393	13,180
Total current liabilities	185,354	135,861
Long-term debt	642,134	625,655
Operating lease liability, less current portion	95,159	83,903
Deferred income taxes, net	47,407	37,489
Other liabilities	7,459	11,742
Total liabilities	977,513	894,650
Commitments and contingencies
Redeemable non-controlling interest	34,721	36,863
Total shareholders' equity	628,015	529,097
Total liabilities, redeemable non-controlling interest and shareholders' equity	$1,640,249	$1,460,610

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited - in thousands)

	Year Ended
	December 31,	January 1,
	2022	2022
	(unaudited)
Cash flows from operating activities:
Net income	$98,405	$35,196
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	34,048	30,487
Amortization	26,150	21,082
Impairment of trade name	7,423	—
Other asset impairments	2,131	—
Provision for allowance for credit losses	10,979	3,834
Stock-based compensation	9,670	7,819
Amortization of deferred financing costs, debt discount and premium	1,242	978
Debt extinguishment costs	410	25,472
Deferred income taxes	(11,340)	7,632
(Gain) loss on sales of assets	(240)	261
Change in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable	(20,622)	(34,390)
Inventories	(12,017)	(15,984)
Contract assets, net, prepaid expenses, other current and other assets	12,826	(5,958)
Accounts payable, accrued and other liabilities	37,309	(12,750)
Net cash provided by operating activities	196,374	63,679

Cash flows from investing activities:
Purchases of property, plant and equipment	(45,377)	(33,424)
Investment in and acquisition of business	(188,580)	(220,676)
Proceeds from sales of assets	37	187
Net cash used in investing activities	(233,920)	(253,913)

Cash flows from financing activities:
Payment of fair value of contingent consideration in Anlin Acquisition	(2,362)	—
Proceeds of amounts drawn from revolving credit facility	160,000	—
Payments of borrowing under revolving credit facility	(83,648)	—
Proceeds from issuance of senior notes	—	638,300
Payments of senior notes	—	(425,000)
Payment of call-premium on redemption of senior notes	—	(21,518)
Proceeds from issuance of term loan debt	—	60,000
Payments of term loan debt	(60,000)	(54,000)
Payments of financing costs	(1,526)	(10,675)
Purchases of treasury stock under repurchase program	(1,565)	—
Purchases of treasury stock relating to tax withholdings on employee equity awards	(1,888)	(1,648)
Proceeds from exercise of stock options	—	138
Distribution to redeemable non-controlling interest	(1,665)	—
Proceeds from issuance of common stock under ESPP	602	463
Net cash provided by financing activities	7,948	186,060
Net decrease in cash and cash equivalents	(29,598)	(4,174)
Cash and cash equivalents at beginning of period	96,146	100,320
Cash and cash equivalents at end of period	$66,548	$96,146

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Year Ended
	Dec. 31,	Jan. 1,	Dec. 31,	Jan. 1,
	2022	2022	2022	2022
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share - diluted:
Net income	$7,700	$16,828	$98,405	$35,196
Reconciling items:
Asset impairment charges (1)	-	-	2,131	-
WinDoor trade name impairment charge (2)	7,423	-	7,423	-
Cyberattack recovery costs (3)	415	-	415	-
Adjustments to contingent consideration (4)	381	-	5,432	-
Hurricane Ian-related costs (5)	20	-	1,868	-
Tax gross-up payment (6)	(59)	-	368	-
CGI Commercial relocation costs (7)	-	602	277	602
Acquisition-related costs (8)	3,523	736	4,773	2,443
Debt extinguishment costs (9)	410	-	410	25,472
Business wind-down costs (10)	-	-	-	4,197
Pandemic-related costs (11)	-	-	-	1,041
Product line rationalization and transition costs (12)	682	1,300	682	1,300
Tax effect of reconciling items	(4,351)	(650)	(6,194)	(8,482)
Adjusted net income	$16,144	$18,816	$115,990	$61,769
Weighted-average diluted shares	60,441	60,172	60,319	60,058
Adjusted net income per share - diluted	$0.27	$0.31	$1.92	$1.03

Reconciliation to Adjusted EBITDA:
Depreciation and amortization expense	$15,114	$14,105	$60,198	$51,569
Interest expense, net	7,755	7,061	28,879	30,029
Income tax expense	2,756	5,499	32,666	9,759
Reversal of tax effect of reconciling items for adjusted net income above	4,351	650	6,194	8,482
Stock-based compensation expense	2,032	2,071	9,670	7,819
Adjusted EBITDA	$48,152	$48,202	$253,597	$169,427
Adjusted EBITDA as percentage of net sales	14.1%	15.8%	17.0%	14.6%

(1) Represents write-offs of property, equipment and other impaired assets, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the three-months and year ended December 31, 2022.

(2) Represents impairment charge relating to our WinDoor trade name classified as impairment of trade name in the accompanying condensed statement of operations for the three-months and year ended December 31, 2022.

(3) Represents cyberattack recovery costs, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the three-months and year ended December 31, 2022. We previously disclosed this event by Current Report on Form 8-K, filed with the SEC on November 7, 2022.

(4) Represents adjustments to contingent consideration associated with our Anlin Acquisition, classified as selling, general and administrative expenses in the accompanying consolidated statement of operations for the three-months and year ended December 31, 2022.

(5) Represents disruption and recovery costs caused by Hurricane Ian in late-September 2022, of which $1.1 million is classified within cost of sales, and $747 thousand is classified within selling, general and administrative expenses in the year ended December 31, 2022.

(6) Represents tax gross-up payment required to be made to the non-controlling interest relating to our acquisition of Eco, which we initially estimated to be $1.5 million, but which was ultimately determined to be $1.8 million, a difference of $368 thousand, which is classified within selling, general and administrative expenses in the year ended December 31, 2022.

(7) Represents additional costs relating to the relocation of our CGI Commercial business to a new location in the Miami, FL area, being shared with our Eco Enterprises entity, classified as cost of sales in the accompanying consolidated statement of operations for the year ended December 31, 2022.

(8) In 2022, represents costs relating to the Martin acquisition. In 2021, represents costs relating to our acquisitions of Eco and Anlin. These costs are classified within selling, general and administrative expenses in the years ended December 31, 2022, and January 1, 2022, respectively.

(9) In 2022, represents debt extinguishment costs relating to the refinancing of our 2016 Credit Agreement and repayment, in full, of the then existing term loan. In 2021, represents debt extinguishment costs relating to the prepayment of our $425 million of 6.750% senior notes due 2026, and the prepayment of our $54 million term loan A facility, which was due in 2022. Of the $25.5 million of debt extinguishment costs, $21.5 million represents a 5.063% call premium paid for prepaying the $425 million of 6.750% senior notes, and $4.0 million represents the net write-offs of deferred financing premiums, costs, fees and original issue discounts that existed at the time of these events. These costs are classified as debt extinguishment costs in the accompanying statement of operations for the years ended December 31, 2022, and January 1, 2022, respectively.

(10) Represents incremental costs related to the wind-down of our commercial business acquired in the New South acquisition. Of the $4.2 million of these costs, $2.7 million are classified as cost of sales, and $1.5 million are classified as selling, general and administrative expenses in the accompanying condensed consolidated statement of operations for the year ended January 1, 2022. A portion of these costs are being recovered through insurance.

(11) Represents incremental costs incurred relating to the coronavirus pandemic and resurgence of its Delta and Omicron variants in 2021, including cleaning and sanitizing costs for the protection of the health of our employees and safety of our facilities, as well as costs of lost productivity from employee quarantines and testing, classified within selling, general and administrative expenses for the year ended January 1, 2022.

(12) Represents costs relating to product line rationalizations and transitions, classified within cost of sales for the years ended December 31, 2022, and January 1, 2022, respectively.